Exhibit 10.2

Confidential

SHAREHOLDERS’ UNDERTAKING

relating to

the Business Combination of

SIGNA Sports United GmbH, Munich, Germany with Yucaipa Acquisition Corporation

Shareholders’ Undertaking relating to the Business Combination of SIGNA Sports United GmbH, Munich, Germany, with Yucaipa Acquisition Corporation

(the “Agreement”)

by and between

(1)

SIGNA Sports United GmbH, a company with limited liability under the laws of the Federal Republic of Germany with registered seat in Munich, Germany, registered with the Commercial Register of the Local Court of Munich under HRB 241442, with business address at Kantstr. 164, Upper West, 10623 Berlin, Germany,

– hereinafter referred to as “SSU” or the “Company” –

(2)

RSI S.C.S, SICAV-RAIF (formerly: RAG-S LENDING S.C.S, SICAV-RAIF), a simple limited partnership (Société en commandite simple) under the laws of Luxembourg with registered seat in 6B, rue Gabriel Lippmann, L-5365 Munsbach, Luxembourg, registered with the commercial and company register of Luxembourg under B229717, solely acting on behalf and for the account of compartment RSI Growth Capital

– hereinafter referred to as “RAG-S” –

and

(3)	Yucaipa Acquisition Corporation, a Cayman Islands exempted company, with business address at 9130 West Sunset Boulevard, Los Angeles, California 90069, United States of America,

– hereinafter referred to as “Yucaipa” –

SSU, RAG-S and Yucaipa, together with any transferee permitted pursuant to this Agreement, are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

TABLE OF CONTENTS

1	Defined Terms	9

2	Undertakings of the Shareholders	9

3	Additional Undertakings of the Future Shareholders	11

4	Costs and Expenses	11

5	No Assignment of Rights and Obligations	11

6	Term of this Agreement; Termination of Prior Agreements	11

7	Confidentiality	12

8	Representations and Warranties; Liability	12

9	Miscellaneous	14

TABLE OF EXHIBITS

Exhibit A	Business Combination Agreement

Exhibit B	Minority Shareholdings

Exhibit C	Cap Table

Exhibit D	Forms of Power of Attorney (German)

Exhibit E	Forms of Power of Attorney (Dutch)

Exhibit F	Notices

Preamble

(A)

SIGNA International Sports Holding GmbH (“SISH”), SISH Beteiligung GmbH & Co. KG (“SISH KG”), AEON Co., Ltd. (“AEON”), Evergrow Luxembourg SCS (“Evergrow”), R+V Versicherung AG (“RVV”) and R+V Lebensversicherung Aktiengesellschaft (“RVLV” and together with SISH, SISH KG, AEON, Evergrow and RVV, the “Initial Shareholders”) are the sole shareholders of SSU as of the date of this Agreement. SSU is active in the sports commerce and tech platform business focusing on the bike, tennis, outdoor and team sports sector.

(B)

SSU intends to enter into a series of transactions (the “Business Combination”) with, among other entities, Yucaipa, an entity which is listed on the New York Stock Exchange (the “NYSE”), for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination as further described under recital (J) below.

(C)

On or around the date of this Agreement, SISH and SSU will enter into a business combination agreement with Yucaipa and several other entities substantially in the form as attached hereto as Exhibit A (the “BCA”) setting forth the terms of the Business Combination.

(D)

SIGNA Sport Online GmbH, SIGNA AppVentures GmbH, Tennis-Point GmbH and Score Invest SAS are, among others, certain subsidiaries of SSU. The individuals and the entity set forth in Exhibit B, herein referred to as “Minority Shareholders”, hold certain direct or, through SIGNA Beteiligung I UG (haftungsbeschränkt) & Co. KG as pooling vehicle (the “Pooling Vehicle”), indirect minority interests in such SSU subsidiaries as set forth in Exhibit B (the “Minority Shareholdings”). Pursuant to certain agreements entered into by the Minority Shareholders with inter alios SISH and the Company (the “Roll-Up Agreements”) prior to the date hereof, the Minority Shareholders have agreed and undertaken, after signing of the BCA and prior to the Share Exchange, to contribute the Minority Shareholdings to SSU against issuance of new shares in SSU to the Minority Shareholders by way of a capital increase in kind of the share capital of SSU (the “Roll-up”). Prior to such Roll-up, the Pooling Vehicle shall be dissolved and the Company Shares held by the Pooling Vehicle on behalf of the Minority Shareholders shall be transferred to the respective Minority Shareholders and such transferred Company Shares will also be subject to the Roll-up. The Roll-up shall be completed after signing of the BCA and in any event in advance of the Share Exchange.

(E)

The Company, as borrower, entered into a EUR 50,000,000 convertible loan agreement with SISH, as original lender, on 20 December 2019 (notarial roll of deeds no. 461/2019 by public notary Dr. Thorsten Reinhard, Frankfurt am Main) (the “SISH Convertible Loan Agreement”). Under a certain purchase and contractual assignment agreement (Vertragsübernahme) dated 14 December 2020 (notarial roll of deeds no. 348/2020 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), the SISH Convertible Loan Agreement was transferred and assigned from SISH to Bayerische Beamten Lebensversicherung a.G. (“BBL”) in a partial amount of EUR 10,000,000 (plus accrued interest) whereby BBL has the right to transfer its rights and obligations relating to such portion of the SISH Convertible Loan Agreement to either or both of BL die Bayerische Lebensversicherung AG and BA die Bayerische Lebensversicherung AG, in each case, in a minimum denomination of at least EUR 5,000,000. As of the date of this Agreement, BBL has not made use of such right. In addition, under a certain purchase and contractual assignment agreement (Vertragsübernahme) dated 20 January 2021 (notarial roll of deeds no. 16/2021 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), the SISH Convertible Loan Agreement was transferred and assigned from SISH to INGBE Stiftung (“INGBE”) in a partial amount of EUR 40,000,000 (plus accrued interest) and, under two certain purchase and contractual assignment agreements (Vertragsübernahme) dated 16 March 2021 (notarial roll of deeds no. 82/2021 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), was subsequently transferred and assigned from INGBE to each of Arrow Holding AG (“Arrow Holding”) and Guardians Invest AG (“Guardians Invest”, and together with BBL, INGBE, Arrow Holding and RAG-S, the “Convertible Loan Lenders”) in a partial amount of EUR 5,000,000 each (plus accrued interest).

(F)

SSU, as borrower, entered into a EUR 25,000,000 convertible loan agreement with RAG-S as original lender, on 20 December 2019 (notarial roll of deeds no. 461/2019 by public notary Dr. Thorsten Reinhard, Frankfurt am Main) (the “RAG-S Convertible Loan Agreement”, and together with the SISH Convertible Loan Agreement, the “Convertible Loan Agreements”).

(G)

Pursuant to certain irrevocable commitments entered into by the Convertible Loan Lenders with SISH on or prior to the date hereof, the Convertible Loan Lenders have agreed and undertaken, after signing of the BCA and prior to closing of the Business Combination, to convert the entire loan amount granted to SSU under the Convertible Loan Agreements (plus accrued interest) into new common shares in SSU, in the nominal amount of EUR 1.00 per share, by way of a capital increase in kind of the share capital of SSU (the “Conversion”). The Conversion shall be completed sufficiently in advance of the Business Combination.

(H)

Upon the occurrence of the Roll-up and the Conversion, the Minority Shareholders and the Convertible Loan Lenders, respectively, will become shareholders of SSU (the “Future Shareholders”, and together with the Initial Shareholders, the “Shareholders”).

(I)

SISH, with the participation of SSU, has entered into certain investment agreements with the SSU minority shareholders, i.e. (i) with AEON on 20 December 2018 (notarial roll of deeds no. 420/2018 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), (ii) with Evergrow Asia Ltd. under participation of Harng Central Department Store Ltd. on 20 December 2018 (notarial roll of deeds no. 422/2018 by public notary Dr. Thorsten Reinhard, Frankfurt am Main) and (iii) with RVV and RVLV on 16 September 2019 (notarial roll of deeds no. 296/2019 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), each as amended (collectively, the “Investment Agreements”). The Investment Agreements provide that any transfer restrictions pursuant to the respective Investment Agreements (e.g., among others, lock-ups, tag-along rights, drag-along rights, rights of first refusal as well as call and put options) shall not apply to any transfer of Company Shares in the course or after the so-called De-SPAC transaction. Such transfer restrictions also do not continue to apply with regards to the TopCo Shares (as defined below) following the implementation of the Transaction (as defined below) and the TopCo Shares are not subject to any transfer restrictions. This paragraph, for the avoidance of doubt, does not limit the rights arising from the respective Investment Agreements regarding the internal relationship between the parties of the respective Investment Agreements.

(J)

Pursuant to the BCA, the Business Combination will, subject to the terms and conditions thereof (including any amendments, supplements or other modifications thereto in accordance with its terms) and among other transactions contemplated thereby, be implemented substantially as follows:

(i) all of the Shareholders agree not to sell and/or transfer to any third party any of their respective (A) shares held in the Company (“Company Shares”), (B) prior to the Roll-up, Minority Shareholdings, or (C) prior to the Conversion, loan amounts and accrued interest under the Convertible Loan Agreements, as applicable, and will contribute their Company Shares (including, for the avoidance of doubt, such Company Shares issued upon the occurrence of the Conversion and the Roll-Up, as applicable) to a newly incorporated Dutch corporation in the legal form of a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), which will as a subsequent step in the implementation of the Business Combination be converted into a Dutch public limited liability company (naamloze vennootschap) (“TopCo”), in exchange for ordinary shares in TopCo (“TopCo Shares”), substantially on the basis of the exchange ratio as set forth in the cap table attached hereto as Exhibit C (the “Cap Table”, which also illustrates the shareholdings after the implementation of the Business Combination, the Conversion and the Roll-up and, accordingly, all Company Shares (including such Company Shares received by the Future Shareholders in connection with the Conversion and the Roll-up) will be exchanged for TopCo Shares as contemplated hereby) (the “Share Exchange”);

(ii) Yucaipa will merge into a newly formed and wholly owned subsidiary of TopCo, incorporated as a Cayman Islands exempted company, (“Merger Sub”) with the Merger Sub surviving the merger and the shareholders of Yucaipa receiving Class A ordinary shares in Merger Sub through an exchange agent who will contribute such shares to TopCo against issuance of TopCo Shares in exchange for the shares in Merger Sub;

(iii) as provided in Section 4.5 of that certain Warrant Agreement, dated as of 6 August 2020, by and between Yucaipa and Continental Stock Transfer & Trust Company, after giving effect to the Business Combination, the warrants in Yucaipa will no longer be exercisable for shares in Yucaipa but instead will be exercisable (subject to the terms and conditions of such agreement, as amended) for TopCo Shares;

(iv) certain investors will have, concurrently with the execution of the BCA, agreed to subscribe for and purchase a certain number of TopCo Shares in exchange for contribution of a cash amount on the “Closing Date” (as such term is defined in the BCA), immediately after the consummation of the merger set forth in clause (ii) above (the Roll-up, the Conversion and the Business Combination including the aforementioned transactions under clauses (i) and (ii) above and the other transactions contemplated by the BCA, all as further described in detail in the BCA, collectively the “Transaction”); and

(v) on or about the Closing Date, the TopCo Shares will be listed on the NYSE. The (pre-closing) equity valuation of SSU, on the basis of which the Transaction is to be consummated, is USD 2,461,891,680 (the “SSU Equity Value“) (as further set forth in the Cap Table).

(K)	It is in the Shareholders’ interest that the Transaction, including for the avoidance of doubt the Conversion and the Roll-up, is implemented substantially as described above and in the BCA.

(L)

In order to facilitate the implementation of the Transaction each of the Initial Shareholders, Convertible Loan Lenders and Minority Shareholders has (i), prior to the date hereof, duly executed and delivered powers of attorney to SISH or to another recipient of their choice, substantially in the form attached hereto as Exhibit D and has (ii) duly executed and delivered or will duly execute and deliver powers of attorney to NautaDutilh N.V. or another recipient of their choice, substantially in the form attached hereto as Exhibit E, or in the form of a sub-power of attorney with the respective scope, respectively, permitting the respective authorized person (i) to execute and deliver any agreements to which such Shareholder is a party to in connection with the Transaction (including, but not limited to, the Dutch Deeds of Issue or the German Share Transfer Deed, each such term as defined in the BCA), (ii) to take all necessary or desirable actions on behalf of such Shareholder in connection with the transactions contemplated under and as set forth in the BCA and the “Transaction Documents” (as such term is defined in the BCA) to the extent applicable to such Shareholder (including, for the avoidance of doubt, the execution of this Agreement on each Shareholder’s behalf), (iii) to convene and conduct shareholders’ meetings of the Company (including participating and exercising voting rights attached to the Company Shares) in accordance with the governing documents of the Company and for the purpose of obtaining the requisite consent for the Share Exchange and (iv) to support the transactions contemplated by the BCA and the other Transaction Documents (including by way of restrictions on the sale, disposition or transfer of the Company Shares held by such Shareholder).

NOW, THEREFORE, the Parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and each intending to be legally bound, hereby enter into this Agreement and agree as follows:

1	Defined Terms

In this Agreement, any capitalized terms and any abbreviations used, but not defined in this Agreement, shall have the meaning as ascribed to them in the BCA as attached hereto.

2	Undertakings of the Shareholders

2.1

RAG-S hereby irrevocably and unconditionally undertakes and agrees, subject to the restrictions set forth in Sections 2.2 and the condition precedent (aufschiebende Bedingung) set forth in Section 2.3 below, vis-à -vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Yucaipa, and in each case to the extent legally possible and permissible

2.1.1

to fully support the Transaction and to implement the transactions contemplated under and as set forth in the BCA and the other Transaction Documents in relation to which RAG-S’ support or participation is required or appropriate, and in particular, without limitation, to

(a)	enter into, amend, restate and/or terminate any and all agreements as contemplated herein or therein and required, necessary or appropriate in this context;

(b)	make and accept any and all declarations (including approvals and waivers of any kind, including waiving rights of first refusal and similar rights) which are necessary or appropriate in this context;

(c)	if and when shareholders’ meetings of the Company are held, appear at such meetings and cause the Company Shares to be counted as present thereat for the purpose of establishing a quorum;

(d)

participate in shareholders’ meetings of the Company and vote in favor of and pass any and all resolutions therein which are necessary or appropriate in this context, it being understood and agreed that, in particular, without limitation, RAG-S shall participate in, vote in favor of and pass any and all resolutions with respect to the approval of the transfer of Company Shares to TopCo within the Share Exchange (the “Shareholder Resolutions”);

(e)

to cause and instruct the members of the advisory board of the Company to vote in favor of all consents and approvals required by the advisory board to support and implement the Transaction and the transactions contemplated under and as set forth in the BCA and the other Transaction Documents; and

(f)	do any and all other acts of any kind which are necessary or appropriate to implement the Business Combination, when requested by the Company;

2.1.2

to omit any actions which could be of detriment for the Transaction or the implementation of the transactions contemplated under and as set forth in the BCA and the other Transaction Documents, in particular, without limitation, (i) except for the Share Exchange, not to transfer the Company Shares held by RAG-S and (ii) not to withdraw (or request withdrawal) from this Agreement;

2.1.3

to vote or cause to be voted all of RAG-S’ Company Shares against any resolution that (i) would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Transactions in any way, (ii) would result in the failure of any condition set forth in Article X of the BCA to be satisfied or (iii) result in a breach of any undertaking, representation or warranty of such Shareholder contained in this Agreement; and

2.1.4	to, in particular, contribute its Company Shares to TopCo in exchange for TopCo Shares substantially in accordance with the Cap Table and the exchange ratio as set forth therein.

2.2

The undertakings and agreements set out above in Section 2.1 shall not constitute any funding or capital contribution obligation of RAG-S, except if and as required for the implementation of the Conversion.

2.3	The undertakings and agreements pursuant to Section 2.1 of RAG-S

2.3.1

shall be subject to the condition precedent (aufschiebende Bedingung) of the effectiveness of the Conversion and the Roll-up and the Future Shareholders becoming shareholders of SSU and owning Company Shares; and

2.3.2	shall be subject to the condition precedent (aufschiebende Bedingung) that the BCA is entered into by and among inter alios the Company, Yucaipa, TopCo, Merger Sub and SISH.

3	Additional Undertakings of the Future Shareholders

Subject to the BCA being entered into by and among inter alios the Company, Yucaipa, TopCo, Merger Sub and SISH, RAG-S hereby irrevocably and unconditionally undertakes and agrees vis-à-vis the Company and Yucaipa not to sell, transfer and/or assign its respective rights and obligations under its respective Convertible Loan Agreement.

4	Costs and Expenses

Except as otherwise provided for in this Agreement or by way of bilateral agreement among any of the parties of the Transaction (for the avoidance of doubt, with binding effect only for such parties), all costs, including fees and expenses, incurred in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the costs of professional advisers, shall be borne by the Party that incurred such costs. The notarial costs for the recording of this Agreement and its exhibits shall be borne by the Company.

5	No Assignment of Rights and Obligations

No rights and/or obligations under this Agreement can be transferred or assigned in whole or in part without the prior written consent of the other Parties. However, the transferring Party shall remain liable in addition to the entering party for its obligations arising out of this Agreement.

6	Term of this Agreement; Termination of Prior Agreements

6.1

This Agreement shall have effect as from the date of its notarization by each Party up to the earlier of (i) the expiry of the Termination Date as defined in the BCA (ii) the termination of the BCA in accordance with its terms or (iii) the consummation of all transactions contemplated under the BCA; a regular termination (ordentliche Kündigung) of this Agreement and any other right to leave the Agreement for any other reason shall be excluded to the extent legally possible.

6.2

The termination of this Agreement in accordance with Section 6.1 shall be without prejudice to any claims against RAG-S when in breach of this Agreement in any respect as of the time of such termination and, for the avoidance of doubt, the Company or TopCo, as applicable, and Yucaipa shall, without limiting any other rights or remedies relating thereto, have the right to enforce such claims against RAG-S notwithstanding such termination. Notwithstanding the foregoing or anything to the contrary herein, in no event shall Yucaipa have any obligation or liability of any kind or to any person by reason of being party to or enforcing any of its rights under this Agreement.

7	Confidentiality

Neither RAG-S, nor any of its respective affiliates, shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of Yucaipa (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable law or legal process (including pursuant to the securities laws or the rules of any national securities exchange), in which case the applicable Party shall use commercially reasonable efforts to obtain such consent with respect to such announcement or communication from Yucaipa prior to announcement or issuance.

8	Representations and Warranties; Liability

RAG-S hereby warrants as individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) vis-à -vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Yucaipa by way of an independent warranty that, after occurrence and full consummation of its respective Conversion as set out in the Cap Table (as supplemented) and immediately prior to the consummation of the Share Exchange the following statements are true and accurate, in each case however solely with respect to it (and not for the avoidance of doubt any other Shareholder) and the Company Shares held by it:

8.1.1

Ownership. RAG-S has (i) legal and beneficial ownership of, (ii) good and valid title to and (iii) full and exclusive power to vote with, in each case, the Company Shares set forth next to its name on the Cap Table (as supplemented). Its Company Shares have been fully paid in and not been repaid. Other than this Agreement, the BCA and the other Transaction Documents, (a) there are no agreements or arrangements of any kind, contingent or otherwise, to which RAG-S is a party obligating RAG-S to transfer or cause to be transferred to any person other than TopCo any of its Company Shares, (b) no person other than TopCo has any contractual or other right or obligation to purchase or otherwise acquire any of RAG-S’ Company Shares, (c) RAG-S is not a party to any voting trust, proxy or other agreement or arrangement with respect to the voting of RAG-S’ Company Shares, (d) there are no security interests, liens, pledges or other encumbrances or third party rights on RAG-S’ Company Shares, (e) RAG-S’ Company Shares are not subject to any transfer restrictions or pre-emption or similar acquisition rights other than as provided for by the Company’s articles of association or this Agreement and (f) RAG-S’ Company Shares are not subject to any trust agreements or sub-participations. Except as substantially set forth in the Cap Table, RAG-S does not hold any Equity Interests (as such term is defined in the BCA) in the Company or its subsidiaries.

8.1.2

Authority; Enforceability. RAG-S has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by RAG-S and constitutes a valid and binding agreement of RAG-S, enforceable against RAG-S in accordance with its terms.

8.1.3

No Violation. The execution, delivery and performance of this Agreement by RAG-S will not (i) violate any provision of any law applicable to RAG-S or any of its Company Shares; (ii) violate any order, judgment or decree applicable to RAG-S or any of its Company Shares; (iii) result in the creation of any lien or encumbrance upon any of its Company Shares; or (iv) conflict with, or result in a breach or default under, any agreement or instrument to which RAG-S is a party or by which or any of its Company Shares are bound; except where, in each of the cases (i) through (iv), such violation or conflict would not reasonably be expected to have, individually or in the aggregate, (a) a material impact on RAG-S’ ownership of its Company Shares or (b) a material adverse effect on the ability of such Shareholder to satisfy or perform any of RAG-S’ covenants and obligations hereunder.

8.1.4

Consents and Approvals. The execution and delivery by RAG-S of this Agreement does not, and the performance of RAG-S’ covenants and obligations hereunder do not, require RAG-S to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or entity.

8.1.5

Litigation. There is no proceeding pending or threatened against RAG-S or its Company Shares which has had or could reasonably be expected to have, individually or in the aggregate, (i) a material impact on such RAG-S’ ownership of its Company Shares or (ii) a material adverse effect on the ability of RAG-S to perform any of RAG-S’ covenants and obligations hereunder.

8.2

Any and all obligations of RAG-S under this Agreement shall be undertaken by RAG-S solely as individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) and solely with respect to the Company Shares held by RAG-S.

8.3

RAG-S’ liability for any and all claims of TopCo and Yucaipa under or in connection with this Agreement shall be limited to an aggregate maximum amount of RAG-S’ pro rata participation (based on the ratio of its participation in the share capital of SSU immediately prior to the Share Exchange) in the SSU Equity Value.

8.4	The claims of TopCo and Yucaipa under or in connection with this Section 8 shall become time-barred five (5) years after the date of notarization of this Agreement.

9	Miscellaneous

9.1

This Agreement and its exhibits and the documents contemplated hereby and thereby comprise the entire agreement between all of the Parties concerning its subject matter and shall supersede all prior agreements, oral and written declarations of intent and other arrangements (whether binding or non-binding) made by the Parties in respect thereof, except for the Roll-Up Agreements and the respective cooperation and consent agreement entered into between SISH and each Shareholder and any further agreements entered into in connection with the Transaction.

9.2

Any notice or other declaration to be given to RAG-S (i) in its position as a shareholder of the Company (e.g. invitations to shareholders’ meetings) or (ii) under this Agreement shall and may be sent to the correspondence address and/or e-mail address as set forth in Exhibit F. RAG-S shall be obliged to inform the Company in writing of any change of their respective correspondence address and/or e-mail address, as the case may be, without undue delay.

9.3

All exhibits to this Agreement shall form an integral part of this Agreement. In case of a conflict between any exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

9.4	The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

9.5

Amendments, additions or modifications to this Agreement, including this Section 9.5, shall be valid only if made in writing unless a stricter form is prescribed by mandatory law and, in each such case, shall require the prior written consent of Yucaipa.

9.6

If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties hereto at the time of the conclusion of this Agreement. The same shall apply in case of any unintended gaps. It is the express intent of the Parties that the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 9.6 shall not result in a reversal of the burden of proof but that Section 139 German Civil Code is hereby excluded in its entirety.

9.7

This Agreement and its interpretation and any non-contractual obligations in connection with it are subject to German substantive law. The UN Convention on Contracts for the International Sale of Goods (CISG) shall not apply.

9.8

English language terms used in this Agreement describe German legal concepts only and shall not be interpreted by reference to any meaning attributed to them in any jurisdiction other than Germany. Where a German term has been inserted in brackets and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant term whenever it is used in this Agreement.

9.9	Exclusive place of jurisdiction for all disputes regarding rights and duties under this Agreement, including its validity shall, to the extent legally permissible, be Munich.

Exhibit A

Business Combination Agreement

1

Exhibit B

Minority Shareholdings

1

Exhibit C

Cap Table

1

Exhibit D

Form of Power of Attorney (German)

1

Exhibit E

Form of Power of Attorney (Dutch)

2

EXHIBIT F

DISCLOSURES

2

Exhibit G

Notices

2